EXHIBIT 10.1

SECOND AMENDMENT TO AMENDED AND

RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of May 23, 2014, between PVH B.V., a private limited liability company organized under the laws of the Netherlands (“PVH Europe” and, together with its affiliates, including, without limitation, its indirect parent corporation, PVH Corp. (the “Company”; the Company shall refer to PVH Europe or PVH Corp. (“PVH”) or PVH and its affiliates and subsidiaries, including PVH Europe, collectively, as the context may require), and FRED GEHRING (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive have previously entered into that Amended and Restated Employment Agreement with the Executive, dated as of July 23, 2013 and amended on December 23, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement to, among other things, modify the compensation that the Executive shall be entitled to receive if the Transition Date occurs during calendar year 2014.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2. Amendment of Section 1(c)(iii). Section 1(c)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(iii)           In addition to the duties and responsibilities outlined in paragraphs (A), (B), (C) and (D) of Section 1(c)(i), it is acknowledged and agreed that during the term of this Agreement, the Executive is expected to train a successor chief executive officer of PVH Europe and transition his responsibilities to such person on July 1, 2014 (the “Transition Date”). The Executive shall report regularly to the principal executive officer of PVH (“PVH’s CEO”) on the progress of the development of the Executive’s successor and provide for appropriate interactions between the successor and PVH’s CEO. The Executive shall transition to the role of “Chairman, Tommy Hilfiger” and “Vice Chairman, PVH Corp.” (or such other title(s) as may be mutually agreed upon) on the Transition Date and thereupon shall no longer hold the title of “Chief Executive Officer of Tommy Hilfiger” or “Chief Executive Officer of PVH International Operations.” The parties acknowledge and agree that whether or not the Executive resigns as managing director of PVH Europe in connection with the transition, this Employment Agreement shall continue following the Transition Date and will not automatically terminate as a result of the Executive no longer being a managing director of PVH Europe following the Transition Date, unless they agree otherwise at that time. In his new role, the Executive shall be involved in establishing the overall strategy of PVH Europe but shall no longer be responsible for day-to-day operations of PVH Europe. The Executive shall also serve as an advisor to his successor as chief executive officer of PVH Europe and to PVH’s CEO on matters related to PVH and such other responsibilities as may be mutually agreed to by PVH’s CEO and the Executive. From and after November 1, 2014, the Executive’s working hours shall be reduced to 50% of his working hours prior to the Effective Date (although the Executive’s responsibilities may from time to time require that the Executive’s working hours be adjusted by plus or minus 10%) or approximately two to three days per business week. From and after November 1, 2014, the Executive may regulate his working hours and work location as he reasonably determines, so long as he continues to satisfy his responsibilities pursuant to this Agreement.

3. Amendment of Section 2(a). Section 2(a) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(a)           Base Salary. During the Employment Period and prior to November 1, 2014, PVH Europe shall pay the Executive a salary at the annual rate of 950,000 Euros (“Base Salary”), which amount includes holiday pay, payable in accordance with the normal payroll procedures of PVH Europe in effect from time to time. The Executive’s Base Salary shall be reviewed for increase at least annually by the Board in connection with its normal performance review policies for senior executives. Except as otherwise provided in the following sentence, Base Salary shall not be reduced after any increase. From and after November 1, 2014, the Base Salary shall be reduced by 50%. Following October 31, 2014, the Base Salary, as reduced pursuant to the foregoing sentence, shall be reviewed for increase annually by the Board pursuant to its normal performance review policies for senior executives. The term Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.

4. Amendment of Section 2(b). The first paragraph of Section 2(b) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(b)           Incentive and Bonus Compensation. The Executive shall be eligible to participate in the Company’s existing and future bonus and stock plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time; provided, however, that it is acknowledged, understood and agreed that the Executive has received an equity award in PVH’s 2013 fiscal year (the “2013 Award”) and no further equity awards will be made to him in PVH’s 2013, 2014, or 2015 fiscal years. For the avoidance of doubt, the parties acknowledge and agree that the Executive’s transition to his new role, as contemplated in Section 1(c)(iii), shall not affect his rights with respect to the 2013 Award. The Executive acknowledges and agrees that eligibility to participate in a Plan is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan.

5. Amendment of Section 2(b)(i). Section 2(b)(i) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(i)           Notwithstanding anything herein to the contrary, the Executive acknowledges and agrees that following October 31, 2014, the Executive’s bonus opportunity under any such Plan shall be reduced by 50%; provided, however, that the Executive shall be eligible to receive with respect to PVH’s fiscal year 2014 any bonus earned multiplied by a fraction, the numerator of which is equal to the sum of (A) the number of days during fiscal 2014 prior to November 1, 2014 plus (B) the product of (x) the number of days during fiscal 2014 from and after November 1, 2014 multiplied by (y) 0.5 and the denominator of which is 365.

6. Amendment of Section 2(d). Section 2(d) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(d)           Vacation. The Executive shall be entitled to paid vacation totaling (i) 25 working days (excluding Saturdays) each calendar year during the Employment Period prior to November 1, 2014, and (ii) 10 working days (excluding Saturdays) each calendar year during the Employment Period from and after November 1, 2014, with the Executive to be entitled to 22 paid vacation days for calendar year 2014, representing the sum of the pro rata portion of the days to which he is entitled to under clauses (i) and (ii). Vacation days shall be taken at the reasonable discretion of the Executive in accordance with the Company’s interests and after consultation with PVH’s CEO and the Chief Financial Officer and Chief Operating Officer of PVH Europe. The Executive shall ensure that he can be reached at all times during his vacation on reasonable notice.

7. Amendment of Section 3(b)(v). Section 3(b)(v) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(v)           For the avoidance of doubt, neither the Executive’s transition to his new role pursuant to Section 1(c)(iii), nor the adjustment of his compensation pursuant to Section 2(a) or Section 2(b), nor the change in his vacation entitlement pursuant to Section 2(d) shall be regarded as constituting Good Reason and, from and after the Transition Date or November 1, 2014, as the case may be, the determination of whether “Good Reason” exists with respect to any adjustments made to the Executive’s position, authority, duties, responsibilities, compensation and other terms and conditions of employment shall be determined by reference to the Executive’s new and adjusted position, authority, duties, responsibilities, compensation and other terms and conditions of employment, as provided in Sections 1(c)(iii), 2(a), 2(b) and 2(d), as applicable.

8. Amendment of Section 7(h). Section 7(h) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(h)           Indemnification. The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive’s acting as chief executive officer of PVH Europe, Chief Executive Officer of Tommy Hilfiger, Chief Executive Officer of PVH International Operations, Chairman, Tommy Hilfiger or Vice Chairman, PVH Corp. or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company.

9. Mutuality of Amendment.  The Executive acknowledges and agrees that this Amendment is being entered into by mutual agreement of the Executive and the Company and that none of the changes made to the Employment Agreement pursuant to this Amendment, either individually or collectively, shall give the Executive the right to terminate his employment for Good Reason.

10. Continued Effectiveness of the Employment Agreement.  The Employment Agreement is and shall continue to be in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

11. Miscellaneous.

(a)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)           This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PVH B.V.

By: /s/ Michiel Rubenkamp
Name: Michiel Rubenkamp
Title: Director

/s/ Fred Gehring
Fred Gehring